Exhibit 99.B.8.B

                        FUND ACCOUNTING SERVICE AGREEMENT


     AGREEMENT made as of the day of , 2001 by and between TRUST FOR INVESTMENT MANAGERS (the "Trust"), a Delaware business trust, on behalf of the McCarthy Fund (the "Fund"), a series of the Trust, and ICA FUND SERVICES CORP., a Delaware corporation ("ICA").

     WHEREAS, the Trust is an open-end management series investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Trust desires to have ICA perform for the Trust certain services appropriate to the operations of the Fund, and ICA is willing to furnish such services in accordance with the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Trust and ICA hereby agree as follows:

1. TERMS OF APPOINTMENT; DUTIES OF ICA

     1.01. Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints ICA, and ICA agrees to act, as accounting agent for the Fund.

     1.02. ICA will perform the following services for the Fund:

          (a) Timely calculate and transmit to the Fund and, if applicable, to NASDAQ the Fund's daily net asset value and communicate such value to the Fund and its transfer agent. All portfolio securities will be valued in accordance with the methods that are specified by the Board of Trustees of the Trust;

          (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time, that are applicable to the fulfillment of ICA's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and ICA.

     1.03. In the performance of these services, ICA agrees that it shall exercise the care and adhere to the standards that are usual and customary for mutual fund accounting services agents.

     1.04. ICA shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust. 2. COMPENSATION OF ICA
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     In consideration of the services to be performed by ICA as set forth herein, ICA shall be entitled to receive, and the Trust agrees to pay, the fees as set forth in the fee schedule attached hereto as Schedule A as well as reimbursement for all reasonable out-of-pocket expenses. ICA agrees that it shall look only to the assets of the Fund to satisfy fees earned and expenses incurred by ICA.

3. LIMITATION OF LIABILITY OF ICA AND INDEMNIFICATION

     3.01. ICA may rely upon the advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted, and for any actions reasonably taken in good faith reliance upon such statements and without negligence or misconduct, ICA shall not be liable to anyone.

     3.02. ICA shall be liable to the Trust for any losses arising out of any act or omission in the course of its duties, arising out of its gross negligence, misfeasance, bad faith of ICA or breach of the agreement by ICA or disregard of ICA's obligations and duties under this agreement or the willful violation of any applicable law or inaccurate information supplied by pricing agents selected by ICA.

     3.03. ICA and the Trust (each an "Indemnifying Party") agree to the following indemnifications:

          (a) Except as may otherwise be provided by applicable law, no Indemnified Party (an "Indemnified Party" shall mean ICA, the Trust and their respective shareholders, officers, directors, trustees, employees and agents) shall be subject to, and the Indemnifying Party shall indemnify and hold such Indemnified Party harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to such Indemnified Party, provided that the Trust shall not have any indemnification obligations with respect to inaccurate information supplied by affiliates or pricing agents selected by ICA and ICA shall not have any indemnification obligations with respect to inaccurate information supplied by pricing agents selected by the Trust or in circumstances where ICA has acted in accordance with the standard of care established in Sections 1.03 or 3.02 of this Agreement.

          (b) An Indemnified Party shall promptly notify the Indemnifying Party of the assertion of a claim for which the Indemnifying Party may be required to indemnify the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments regarding such claim. The Indemnifying Party shall have the option to participate in the defense of such claim. An Indemnified Party in no case shall confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party's prior written consent.

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4. ACTIVITIES OF ICA

     The services of ICA under this Agreement are not to be deemed exclusive, and ICA shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. ACCOUNTS AND RECORDS

     The accounts and records maintained by ICA shall be the property of the Trust, and shall be surrendered to the Trust promptly upon request by the Trust in the form in which such accounts and records have been maintained or preserved (including the electronic or computerized format in which such accounts and records have been maintained). ICA shall assist the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records. ICA shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-2 under the1940 Act.

6. CONFIDENTIALITY

     ICA agrees that it will, on behalf of itself and its officers and employees, treat all information obtained pursuant to, and all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

7. DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date hereof and shall remain in force for an indefinite period, provided that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon thirty (30) days' prior written notice.

     Should the Trust exercise its right to terminate, all expenses incurred by ICA associated with the movement of records and material will be borne by the Trust. Such expenses will include all out-of-pocket expenses and the reasonable cost of all time incurred to train or consult with the successor fund accounting agent with regard to the transfer of fund accounting responsibilities.

8. AMENDMENTS TO THIS AGREEMENT

     This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

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9. MERGER OF AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

10. NOTICES

     All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:                               To ICA:

Trust for Investment Managers               ICA Fund Services Corp.
2020 E. Financial Way, Suite 100            4455 E. Camelback Road, Suite 261E
Glendora, CA 91741                          Phoenix, AZ 85018

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


TRUST FOR INVESTMENT MANAGERS                ICA FUND SERVICES CORP.
on behalf of the McCarthy Fund


By:                                          By:
    -------------------------------              -------------------------------
    Title:                                       Title:

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                                   SCHEDULE A

                          FUND ACCOUNTING SERVICE FEES

                          ANNUAL BASE FEE PER PORTFOLIO


Net Assets                       Domestic                  Global
----------                       --------                  ------
First $30 million                $26,000                   $30,000


PLUS, NET ASSET CHARGE FOR FUNDS OVER $30 MILLION

2.00 basis points will be charged annually on all assets in excess of $30 million.

MULTI-CLASS PROCESSING FEE

$5,000 will be charged for each additional class of fund shares in excess of one per portfolio.

PORTFOLIO SUB-ADVISOR FEE

$10,000 will be charged annually for each portfolio sub-advisor.

OUT-OF-POCKET EXPENSES

The following expenses will be charged to the Fund as incurred by ICA Fund Services Corp. in connection with the performance of its duties: Telephone toll charges, facsimile transmissions, postage, bulk copy runs, courier charges. Fees charged by pricing services for security prices are considered out of pocket expenses and will be added to the monthly bill for services. The charge will be based to the number of security positions held on the last business day of each month.

CONVERSION COSTS

Conversion costs will be negotiated based upon the condition of records to be converted and the volume of records to be converted.

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SPECIAL REPORTS

All reports and/or analyses requested by the Fund's auditors, legal counsel, Advisor, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of administrative or accounting activities as specified in this Agreement or are not required to clarify standard reports generated by ICA Fund Services Corp., shall be subject to an additional charge, agreed upon in advance and in writing, based upon the following rates:

Labor:
Senior staff   $100.00/hr.
Junior staff   $ 50.00/hr.
Computer time  $ 45.00/hr.

CUSTOM PROGRAMMING

All Custom programming requests to be used by ICA Fund Services Corp., the Advisor or any regulatory agency, to be made to ICA Fund Services Corp.'s portfolio accounting system shall be subject to an additional charge, agreed upon in advance and in writing.

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